Exhibit 10.2

PIPELINE PURCHASE AND SALE AGREEMENT

BY AND AMONG

DENBURY ONSHORE, LLC,

AND

GENESIS FREE STATE PIPELINE, LLC

for the Free State Pipeline System in Eastern Mississippi

Dated: May 30, 2008

i

5.2	Execution and Effect	13

5.3	No Violation	13

5.4	Sufficiency of Funds	14

5.5	Disclaimer	14

5.6	Evaluation by Purchaser	14

5.7	Fairness Opinion	14

5.8	Compliance with Laws	15

5.9	Disclosure	15

ARTICLE VI. OTHER AGREEMENTS AND OBLIGATIONS OF THE PARTIES		15

6.1	Assignments Requiring Consents, Preferential Purchase Rights	15

6.2	No Solicitation of Employees	16

6.3	Incidental Contamination	16

6.4	Document Retention	16

6.5	Further Assurances	17

ARTICLE VII. SURVIVAL OF OBLIGATIONS; INDEMNIFICATION		17

7.1	Survival of Obligations	17

7.2	Indemnification by Seller	17

7.3	Indemnification by Purchaser	18

7.4	Indemnification Procedures	19

7.5	Certain Limitations on Indemnification	19

7.6	Tax Treatment of Indemnity Payments	20

7.7	No Consequential Damages	20

7.8	Exclusive Remedy	21

ARTICLE VIII. TAXES -PRORATIONS AND ADJUSTMENTS		21

8.1	Proration	21

8.2	Sales Taxes	22

8.3	Cooperation	22

8.4	Payables	22

ARTICLE IX. DISPUTE RESOLUTION		23

9.1	Dispute Resolution	23

ARTICLE X. MISCELLANEOUS		23

10.1	No Brokers	23

10.2	Expenses	23

ii

10.3	Further Assurances	23

10.4	Assignment; Parties in Interest	23

10.5	Entire Agreement; Amendments	23

10.6	Severability	24

10.7	Interpretation	24

10.8	Notices	24

10.9	Waiver of Rescission	25

10.10	Governing Law	25

10.11	Counterparts	25

10.12	Exhibits	25

10.13	No Third-Party Beneficiary	25

10.14	Use of Seller’s Name	25

10.15	Conflict with Conveyance Agreements	25

10.16	Denbury Guaranty	25

10.17	Tax Opinion to Genesis MLP and Genesis Energy, Inc.	26

iii

PIPELINE PURCHASE AND SALE AGREEMENT

THIS PIPELINE PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into on this 30th day of May, 2008, by and between DENBURY ONSHORE, LLC (the “Seller”), a Delaware limited liability company, and GENESIS FREE STATE PIPELINE, LLC (the “Purchaser”), a Delaware limited liability company.  Seller and Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Pipeline System (as hereinafter defined) and related assets on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.
DEFINITIONS

1.1           Defined Words and Terms. Except where the context otherwise indicates another or different meaning or intent, the following words and terms as used herein shall have the meanings indicated:

(a)           The term “Affiliate” in reference to any Person, means and includes any Person which directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.  The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person, whether through ownership of voting securities, by contract or otherwise. For purposes of this Agreement only and without thereby altering the determination of the existence of an affiliate relationship of Purchaser and Seller for other circumstances, when used with reference to (i) Purchaser, “Affiliate” shall include Genesis MLP, its subsidiaries and its general partner, Genesis Energy, Inc., and (ii) Seller, “Affiliate” shall include Denbury and its subsidiaries excluding those entities described in (i).

(b)           The term “Applicable Laws” means and includes any and all laws, ordinances, orders, rules, regulations and other legal requirements of all Governmental Bodies having jurisdiction over the use, occupancy, operation and maintenance of the Pipeline System, as such may be amended or modified from time to time.

(c)           The term “Effective Time” shall have the meaning set forth in Section 3.1 below.

(d)           The term “Environmental Costs and Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any of the foregoing by any other Person or in response to any violation of or liability under any Environmental Law, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, order or agreement with any Governmental Body or other Person, which relates to any environmental condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute.

(e)           The term “Environmental Law” means any foreign, federal, state or local statute, regulation, ordinance or other legal requirement as now or hereafter in effect in any way relating to the protection of or regulation of, the environment or natural resources, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), as those laws have been amended, any analogous laws and the regulations promulgated pursuant thereto.

(f)           The term “Environmental Permit” means any Permit required by Environmental Laws for the operation of the Pipeline System.

(g)           The term “Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

(h)           The term “Hazardous Material” means any substance, material or waste which is regulated, classified, or subject to liability under or pursuant to any Environmental Law, including, without limitation, petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold or other fungi, and urea formaldehyde insulation.

(i)           The term “Knowledge” means as follows: (i) with respect to Purchaser, the individuals listed on Exhibit 1.1(i)(1), or their respective successors in the same or similar officer positions, shall be deemed to have knowledge of a particular fact or other matter if such individual is consciously aware of such fact or other matter at the time of determination after due inquiry; and (ii) with respect to Seller, the individuals listed on Exhibit 1.1(i)(2), or their respective successors in the same or similar officer positions, shall be deemed to have knowledge of a particular fact or other matter if such individual is consciously aware of such fact or other matter at the time of determination after due inquiry.

(j)           The term “Permits” means any approvals, authorizations, consents, licenses, permits or certificates.

(k)           The term “Permitted Encumbrances” shall mean: (a) any liens for Pipeline System Taxes that are not yet due and payable; (b) materialmen’s, mechanic’s, repairmen’s, employees’, contractors’ and other similar liens or charges arising in the ordinary course of business; (c) all rights reserved to or vested in any governmental, statutorial or public authority to control or regulate any of the real property interests constituting a part of the Pipeline System; and (d) easements, rights of way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the Pipeline System as it is currently being used or materially interfere with the ordinary conduct of the Pipeline System.

(l)           The term “Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

(m)           The term “Pipeline System” shall have the meaning set forth in Section 2.1 below.

(n)           The term “Pipeline System Taxes” means all Taxes specifically assessed against the Pipeline System, including Taxes imposed on the use, occupancy or possession of the Pipeline System but specifically not including any gross receipts, income or franchise taxes, or other taxes of the nature of income taxes that are imposed upon the Pipeline System or the owner thereof.

(o)           The term “Related Agreements” means those three (3) Meter Station and Pipeline Lateral Easement and Road Use Agreements (“Easement and Road Agreements”) between Purchaser as Grantee and Seller as Grantor, dated as of the date hereof, made with respect to the Eucutta Field, the Soso Field, and the Martinville Field, and those two (2) Agreements to Provide Electrical Power (“Power Agreements”) between Seller and Purchaser, dated as of the date hereof, made with respect to the Eucutta Field and the Soso Field.

(p)           The term “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

(q)           The term “Remedial Action” means all actions to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the threatened Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) to correct a condition of non-compliance with Environmental Laws.

(r)           The term “Tax” or “Taxes” means, however denominated, (x) any and all taxes, assessments, customs, duties, levies, fees, tariffs, imposts, deficiencies and other governmental charges of any kind whatsoever (including, but not limited to, taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, transfer taxes, inventory, escheats, unclaimed property, capital stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp), together with any interest thereon, penalties, fines, damages costs, fees, additions to tax or additional amounts with respect thereto, imposed by any federal, state or local taxing authority of any jurisdiction; (y) any liability for the payment of any amounts described in clause (x) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor or successor liability; and (z) any liability for the payments of any amounts as a result of being a party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (x) or (y).

(s)           The term “Tax Return” means any report, return, document, declaration or other information or filing (including any amendments, elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to any federal, state or local taxing authority or jurisdiction with respect to Taxes, including, where permitted or required, combined or consolidated returns for any group of entities that includes either Party or any subsidiary of any such Party, any documents with respect to or accompanying payments of estimated taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

ARTICLE II.
DESCRIPTION OF PIPELINE SYSTEM

2.1           Description of Pipeline System.

(a)           As used herein, the term “Pipeline System” shall mean the existing Free State pipeline system in Eastern Mississippi, which extends from the upstream flange of the motor control valve which is downstream of Seller’s Free State metering facilities at Seller’s Jackson Dome Field dehydration facilities to the inlet valves which are downstream of all delivery points on the pipeline, including the 4.4 mile lateral pipeline to the Martinville Field, as more specifically described in Exhibit A.

(b)           The specific assets and properties comprising the Pipeline System shall also include the following:

(i)           the pipeline comprising the Free State pipeline system (the “Pipeline”);

(ii)          the surface leases, easements, rights of way, Permits and other grants described in Exhibit B (collectively, the “Rights of Way”);

(iii)         the contracts, agreements and instruments listed in Exhibit C (the “Contracts”);

(iv)         the motor control valves, side valves, and meters, as shown on Exhibit A (the “Equipment”);

(v)          as they may exist on the Closing Date, copies of all studies, analyses, as-built drawings, blueprints, plans, constructions, specifications, surveys, reports, diagrams, and repair records related to the Pipeline System;

(vi)         to the extent transferable to Purchaser, all warranties, indemnities and guarantees to Seller from Seller’s vendors and suppliers with respect to materials, goods or services supplied to Seller in connection with the construction, operation, repair and maintenance of the Pipeline System; and

(vii)        all rights, claims or causes of action pertaining to the Pipeline System.

(c)           Purchaser acknowledges that portions of the Pipeline System (including lateral lines) are located on fee property owned by Seller and Purchaser shall have access to such portions pursuant to Easement and Road Agreements, as discussed hereunder, and Purchaser shall have power supplied to such portions pursuant to Power Agreements, as discussed hereunder.

2.2           Assumed Liabilities.  At Closing, Purchaser shall assume and timely perform, perform and discharge in accordance with their respective terms, the following liabilities and obligations of Seller (collectively, the “Assumed Liabilities”):

(a)           all liabilities and obligations of Seller with respect to the Rights of Way or under the Contracts that are due or to be performed after the Closing Date;

(b)           any transfer taxes applicable to the transfer of the Pipeline System;

(c)           all liabilities and obligations relating to prorated Pipeline System Taxes and other prorated amounts required to be paid by Purchaser arising under Article VIII of, or arising elsewhere under, this Agreement; and

(d)           all other liabilities and obligations with respect to the Pipeline System or the use, occupancy, ownership, maintenance or operation thereof, including but not limited to liabilities and obligations for Pipeline System Taxes not covered by Section 2.2(c) above, that first exist and arise, or are due or to be performed, from and after the Effective Time on the Closing Date, as those terms are defined in Article III below.

2.3           Excluded Liabilities

.  Notwithstanding anything hereinto the contrary, the Purchaser shall not and does not assume or agree to pay, perform or discharge any Excluded Liabilities.  The “Excluded Liabilities” means:

(a)           all liabilities and obligations of Seller with respect to the Rights of Way or under the Contracts that are due or to be performed on or prior to the Closing Date;

(b)           all liabilities and obligations relating to prorated Pipeline System Taxes and other prorated amounts required to be paid by Seller arising under Article VIII of, or arising elsewhere under, this Agreement;

(c)           all other liabilities and obligations with respect to the Pipeline System or the use, occupancy, ownership, maintenance or operation thereof that first exist and arise, or are due to be performed prior to the Effective Time on the Closing Date;

(d)           all liabilities and obligations of Seller for Taxes (expressly excluding those transfer taxes specifically assumed by Purchaser pursuant to Section 2.2(b) above and those Pipeline System Taxes expressly assumed by Purchaser pursuant to Section 2.2(c) and Section 2.2(d) above); and

(e)           all other obligations or liabilities of Seller or otherwise related to the Pipeline System not included within the definition of Assumed Liabilities.

ARTICLE III.
PURCHASE AND SALE OF PIPELINE SYSTEM

3.1           Sale and Delivery of Pipeline System.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing provided for in Section 3.3, Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, as of the Effective Time (as defined below) on the Closing Date (as defined in Section 3.3 hereof), all of Seller’s right, title and interest in and to the Pipeline System, free of all liens, charges, mortgages, security interests, pledges or other encumbrances of any nature whatsoever, claimed by any party claiming by, through or under Seller but not otherwise, except for Permitted Encumbrances.  The “Effective Time” shall mean 7:00 a.m. Central Standard Time on the Closing Date.

3.2           Consideration.  Upon the terms and subject to the conditions set forth in this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery of all of Seller’s rights, title and interest in and to the Pipeline System as provided in Section 3.1 above, Purchaser will assume all Assumed Liabilities in connection with the Pipeline System from and after Closing, and Purchaser shall pay to Seller consideration totaling Seventy-Five Million and No/100 Dollars ($75,000,000) (the “Purchase Price”), consisting of the following: (a) Fifty Million and No/100 Dollars ($50,000,000) in immediately available funds to be paid to Seller by Federal Reserve wire transfer, plus (b) issuance to Seller or its affiliates by Genesis Energy, L.P. (“Genesis MLP”) of that number of Common Units of Genesis MLP representing limited partner interest in Genesis MLP (“Genesis Common Units”) determined by dividing Twenty-Five Million and No/100 Dollars ($25,000,000) by the average, closing price on the American Stock Exchange of a Genesis Common Unit during the five consecutive trading days ending on the date that is the second trading day immediately following the Closing Date, and rounding such number of Genesis Common Units up to the nearest whole number of Genesis Common Units.

3.3           Closing.  The closing of the sale and purchase contemplated by this Agreement (the “Closing”) shall take place on the date of this Agreement as hereinabove stated.  The date on which the Closing occurs is referred to herein as the “Closing Date.”

3.4           Allocation of Purchase Price.  The Purchase Price shall be allocated among the assets and properties comprising the Pipeline System acquired by the Purchaser from Seller pursuant to this Agreement, as shall mutually be agreed to by the Purchaser and Seller on or before the Closing Date.  Such agreed allocation of the Purchase Price shall be set forth on Exhibit 3.4 attached hereto.  Purchaser and Seller agree that they shall use these allocations to prepare, on a consistent basis, and file as required, Form 8594 under Section 1060 of the Internal Revenue Code and not to take any position inconsistent therewith upon examination of any tax return, in any refund claim, in any litigation, investigation or otherwise, unless required by Applicable Laws or with the consent of the other Party.

3.5           Deliverables at Closing.

(a)           Simultaneously with the execution of this Agreement, at the Closing, Seller is conveying the Pipeline System to Purchaser, and delivering to Purchaser the following (the documents referred to in clauses (i) and (ii) below being herein referred to as the “Conveyance Agreements”, and together with the Transportation Services Agreement, Right of First Refusal and Option to Purchase Agreement, Special Covenants and Representations Agreement, Proration Agreement, Easement and Road Agreements and Power Agreements shall be collectively the “Ancillary Agreements”):

(i)           a Pipeline Deed, Bill of Sale and Assignment of Rights of Way Interest in substantially the form attached hereto as Exhibit 3.5(a)(i) conveying the Pipeline and Equipment and the Rights of Way to Purchaser;

(ii)          a Assignment and Assumption of Contracts in substantially the form attached hereto as Exhibit 3.5(a)(ii) assigning all Contracts comprising a part of the Pipeline System to Purchaser;

(iii)         a certified copy of the resolutions of the Board of Managers of Seller by which the disposition of the Pipeline System was authorized;

(iv)         a certificate of the Secretary or Assistant Secretary of Seller evidencing the incumbency and specimen signature of the officer executing documents to be delivered at the Closing on behalf of Seller;

(v)          a Transportation Services Agreement in substantially the form attached hereto as Exhibit 3.5(a)(v) by and between Seller and Purchaser;

(vi)         a Right of First Refusal and Option to Purchase Agreement in substantially the form attached hereto as Exhibit 3.5(a)(vi) by and between Seller, Genesis Free State Holdings, LLC (“Genesis Holdings”) and Purchaser;

(vii)        a Special Covenants and Representations Agreement in substantially the form attached hereto as Exhibit 3.5(a)(vii) by and between Seller, Genesis Holdings and Genesis MLP;

(viii)       any other agreements, documents, instruments and writings required to be delivered by Seller to Purchaser at or prior to the Closing pursuant to this Agreement;

(ix)          a legal opinion from counsel to the Seller in the form attached hereto as Exhibit 3.5(a)(ix) (the “Seller’s Legal Opinion”);

(x)           a certification to Purchaser in a form acceptable to Purchaser as required by regulations under Section 1445 of the Internal Revenue Code, that Seller is not a “foreign person” within the meaning of Treasury Regulations 1.1445-2(b)(2)(i) (the “FIRPTA Affidavit”);

(xi)          all Required Consents (as defined in Section 6.1 below) set forth in Exhibit 3.5(a)(xi)-(1), other than the Outstanding Consents (as defined in Section 6.1 below) set forth in Exhibit 3.5(a)(xi)-(2) which will be subject to Section 6.1 below;

(xii)         a Proration Agreement in substantially the form attached hereto as Exhibit 3.5(a)(xii) by and between Seller and Purchaser;

(xiii)        all Easement and Road Agreements in substantially the form attached hereto as Exhibit 3.5(a)(xiii) by and between Seller and Purchaser;

(xiv)        the Guaranty in the form attached hereto as Exhibit 3.5(a)(xiv) executed by Denbury Resources Inc., in favor of Purchaser; and

(xv)         all Power Agreements in substantially the form attached hereto as Exhibit 3.5(a)(xv) by and between Seller and Purchaser.

(b)           Simultaneously with the execution of this Agreement, at Closing, Purchaser is delivering to Seller the following:

(i)           the cash portion of the Purchase Price;

(ii)          a certified copy of the resolutions of the sole Member of Purchaser and the Audit Committee of Genesis MLP by which the acquisition of the Pipeline System was authorized;

(iii)         a certificate of the Secretary or Assistant Secretary of Purchaser evidencing the incumbency and specimen signature of the officer executing documents to be delivered at the Closing on behalf of Purchaser;

(iv)         a Transportation Services Agreement in substantially the form attached hereto as Exhibit 3.5(a)(v) by and between Seller and Purchaser;

(v)          a Right of First Refusal and Option to Purchase Agreement in substantially the form attached hereto as Exhibit 3.5(a)(vi) by and between Seller, Genesis Holdings and Purchaser;

(vi)         a Special Covenants and Representations Agreement in substantially the form attached hereto as Exhibit 3.5(a)(vii) by and between Seller, Genesis Holdings and Genesis MLP;

(vii)        executed counterparts of the Conveyance Agreements;

(viii)       a legal opinion from counsel to Purchaser in the form attached hereto as Exhibit 3.5(b)(viii) (the “Purchaser’s Legal Opinion”);

(ix)          a Proration Agreement in substantially the form attached hereto as Exhibit 3.5(a)(xiii) by and between Seller and Purchaser;

(x)           any other agreements, documents, instruments and writings required to be delivered by Purchaser to Seller at or prior to the Closing pursuant to this Agreement;

(xi)          all Easement and Road Agreements in substantially the form attached hereto as Exhibit 3.5(a)(xiv) by and between Seller and Purchaser;

(xii)         all Power Agreements in substantially the form attached hereto as Exhibit 3.5(a)(xvii) by and between Seller and Purchaser; and

(xiii)        a copy of the tax opinion addressed to Genesis MLP and Genesis Energy, Inc., referenced in Section 10.17 below.

(c)           On the fifth (5th) Business Day following the Closing, Purchaser will  deliver to Seller the Genesis Common Units.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser that as of the Closing Date:

4.1           Organization and Authority.  Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to transact business in the State of Mississippi, and has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.  Seller and its applicable Affiliates have full power and authority to enter into the Ancillary Agreements and each other agreement, instrument, certificate, exhibit, schedule or other document that is required by this Agreement to be executed by Seller or its Affiliates at Closing and to carry out the transactions contemplated thereby.  The execution and delivery of this Agreement, the Ancillary Agreements and the Other Seller Documents (as defined in Section 4.2 below), and the consummation of the transactions contemplated hereby and thereby by Seller and its applicable Affiliates have been duly and validly authorized by all necessary action of Seller and its applicable Affiliates.

4.2           Execution and Effect.  This Agreement and the Ancillary Agreements have been (and at Closing each other agreement, instrument, certificate, exhibit, schedule or other document that is required by this Agreement to be executed and delivered by Seller or its Affiliates, which are herein called collectively the “Other Seller Documents”) duly and validly executed and delivered by Seller and its applicable Affiliates and assuming the due authorization, execution and delivery of this Agreement and Ancillary Agreements and such other documents to which Purchaser is a party by Purchaser, constitutes a valid, binding and enforceable obligation of Seller and its applicable Affiliates; subject, however, to the effect of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3           No Violation.  Neither the execution and delivery of this Agreement, the Ancillary Agreements or the Other Seller Documents by Seller and its applicable Affiliates nor the consummation by Seller and its applicable Affiliates of the transactions contemplated hereby or thereby (a) violates any provision of the Limited Liability Company Agreement of Seller or the formation documents of such applicable Affiliates, (b) subject to obtaining the Outstanding Consents which are set forth on Exhibit 3.5(a)(xi)-(2), constitutes a breach of or default under (or an event that, with the giving of notice or passage of time or both, would constitute a breach of or default under), or will result in the termination of, or accelerate the performance required by, or result in the creation or imposition of any security interest, lien, charge or other encumbrance upon Seller’s interest in the Pipeline System under, any material contract, commitment, understanding, agreement, arrangement or restriction of any kind or character to which Seller is a party or by which Seller or any of its assets are bound ((provided, however, that this Section 4.3 shall not be construed as constituting a representation or warranty as to either (i) whether or not any of the Outstanding Consents, which are set forth on Exhibit 3.5 (a)(xi)-(2), will be obtained or (ii) the effect of failing to obtain any such Outstanding Consent), or (c) violates in any material respect any statute, law, regulation or rule, or any judgment, decree, writ or injunction or any Governmental Body applicable to Seller or any of its assets.

4.4           Title to Rights of Way.  Except as set forth on Schedule 4.4, the Rights of Way (including easements and other non-fee property) identified in Exhibit B constitute all material Rights of Way encompassing, relating to, or required for the proper operation of, the Pipeline System, and Seller has title thereto, free and clear of all liens, charges, mortgages, security interests, pledges or other encumbrances of any nature whatsoever, claimed by any party claiming by, through or under Seller but not otherwise, except for the Permitted Encumbrances.

4.5           Title to Pipeline and Equipment.  The Equipment shown on Exhibit A constitutes all material motor control, side valves and meters relating to, or required for the proper operation of, the Pipeline System, and Seller has title thereto, free and clear of all liens, claims, charges, mortgages, security interests, pledges or other encumbrances of any nature whatsoever, claimed by any party claiming by, through or under Seller but not otherwise, except for the Permitted Encumbrances (to the extent same pertain to or affect Equipment).

4.6           Litigation.  Except as set forth in Schedule 4.6 and to Seller’s Knowledge: (a) there are no judgments, orders, writs or injunctions of any Governmental Body, presently in effect or pending or threatened, against Seller with respect to its interest in the Pipeline System or the operation thereof, or, which, if adversely determined, would impair or prohibit the consummation of the transaction contemplated hereunder or under the Ancillary Agreements, (b) there are no claims, actions, suits or proceedings by or before any Governmental Body pending or threatened by or against Seller with respect to its interest in the Pipeline System or the operation thereof, and (c) the Pipeline System is not the subject of any pending or threatened claim, demand, or notice of violation or liability from any Person.

4.7           Compliance with Applicable Law.  Except (a) as disclosed in Schedule 4.7 and (b) with respect to Environmental Law, which are addressed in Section 4.11(b) below, to Seller’s Knowledge, Seller has complied with all material provisions of all Applicable Laws, judgments and decrees applicable to its operation and use of the Pipeline System as presently conducted and Seller has not received any written notification, and is not aware of any planned written notification, that it is not presently in compliance therewith.

4.8           Condition of Pipeline System.  Except as disclosed in Schedule 4.8, the Pipeline System is in good operating condition, complies with Applicable Laws and meets prevailing industry standards for operation and use.

4.9           Taxes.  All Tax Returns required to be filed by federal, state or local laws with respect to the Pipeline System Taxes prior to Closing have been filed by Seller prior to Closing, and all Pipeline System Taxes imposed or assessed, whether federal, state or local, which are due or payable for any period ending on or prior to the Closing Date, have been paid or provided for prior to Closing.

4.10           Preferential Purchase Rights.  There are no preferential purchase rights, options, or other rights in any Person not a party to this Agreement, to purchase or acquire any interest in the Pipeline System, in whole or in part.

4.11           Environmental Matters.

(a)           Except as disclosed in Schedule 4.11(a), (i) Seller has not received any written notification that asserts (and does not have any Knowledge) that any portion of the Pipeline System is not in compliance with applicable Environmental Law and (ii) to Seller’s Knowledge, no condition or circumstance exists which would give rise to any Environmental Costs and Liabilities related to the Pipeline System.

(b)           Except as disclosed in Schedule 4.11(b), (i) all of the Environmental Permits have been granted by the appropriate authority and (ii) are valid and in full force and effect. There are no material actions or proceedings for the revocation thereof or any other material action or proceeding before any Governmental Body involving any Environmental Permit.

4.12           Contracts and Rights of Way.  Other than the Rights of Way, Exhibit C contains a list of the contracts, agreements and other documents and instruments to which Seller or any of its Affiliates is a party or otherwise constituting part of the Pipeline System, and each such Contract is in full force and effect.  The Contracts, together with the Rights of Way and the Ancillary Agreements constitute all of the material contracts, agreements, rights of way, licenses, permits, and other documents and instruments required for the operation and business of the Pipeline System.  Except for obtaining the Outstanding Consents, Seller and its applicable Affiliates have performed all material obligations required to be performed by them to date under the Contracts and the Rights of Way, and are not in default under any obligation of any such contract or Right of Way. To the Seller’s Knowledge, no other party to any Contract or Right of Way is in default thereunder.

4.13           Disclosure.  The representations and warranties contained in this Article IV do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.  To Seller’s Knowledge, there is no fact that has not been disclosed in this Agreement or the Exhibits that has or could be reasonably expected to impair the ability of Seller to perform this Agreement, any undertaking herein or the transactions contemplated hereby or the Ancillary Agreements.

4.14           No Unsatisfied Liabilities.  There are no debts, liabilities or obligations of the Seller secured by or burdening the Pipeline System other than (i) such debts, liabilities or obligations that will be satisfied, or the security interest released, in full at or prior to Closing and (ii) such obligations to be performed following the Closing Date under the terms of the Rights of Way and Contracts or imposed by Applicable Law.

4.15   Fairness Opinion.   Seller has received a fairness opinion regarding the fairness from a financial point of view to Seller of the Purchase Price to be received by Seller hereunder issued to Seller by Morgan Stanley Co. Incorporated and a true, correct and complete copy of such fairness opinion has been provided to Purchaser prior to the Closing Date.

4.16           Investment Intent; Investment Experience; Restricted Securities.  Seller is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act of 1933; (ii) has sufficient knowledge and experience in investing so as to be able to evaluate the risks and merits of its investment in Genesis MLP and it is able financially to bear the risks thereof; (iii) has received or has had full access to all the information it has requested and considers necessary or appropriate to make an informed investment decision with respect to the Genesis Common Units to be acquired by Seller; (iv) is acquiring such Genesis Common Units for its own account for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933; (v) has made its own independent inquiry into and an independent judgment concerning, Genesis MLP and such Genesis Common Units; (vi) understands that such Genesis Common Units have not been registered under the Securities Act of 1933; and (vii) understands and agrees that such Genesis Common Units may not be sold, pledged, hypothecated or otherwise transferred except pursuant to an applicable exemption from registration under the Securities Act of 1933 and other applicable securities laws.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that as of the Closing Date:

5.1           Organization and Authority.  Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is (or on or prior to the Closing will be) duly qualified to transact business in the State of Mississippi, and has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. Purchaser and its applicable Affiliates have full power and authority to enter into the Ancillary Agreements and each other agreement, instrument, certificate, exhibit, schedule or other document that is required by this Agreement to be executed by Purchaser or its Affiliates at Closing and to carry out the transactions contemplated thereby.  The execution and delivery of this Agreement, the Ancillary Agreements and the Other Purchaser Documents (as defined in Section 5.2 below) and the consummation of the transactions contemplated hereby and thereby by Purchaser and its applicable Affiliates have been duly and validly authorized by all necessary action of Purchaser and its applicable Affiliates.

5.2           Execution and Effect.  This Agreement and the Ancillary Agreements have been (and at Closing each other agreement, instrument, certificate, exhibit, schedule or other document that is required by this Agreement to be executed and delivered by Purchaser or its Affiliates, which are herein called collectively the “Other Purchaser Documents”) duly and validly executed and delivered by Purchaser and its applicable Affiliates and, assuming the due authorization, execution and delivery of this Agreement, Ancillary Agreements and such other documents to which Seller is a party by Seller, constitutes a valid, binding, and enforceable obligation of Purchaser and its applicable Affiliates; subject, however, to the effect of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3           No Violation.  Neither the execution and delivery of this Agreement, the Ancillary Agreements or the Other Purchaser Documents by Purchaser and its applicable Affiliates nor the consummation by Purchaser and its applicable Affiliates of the transactions contemplated hereby or thereby (a) violates any provision of the Limited Liability Company Agreement of Purchaser or the formation documents of such applicable Affiliates; (b) constitutes a material breach of or default under (or an event that, with the giving of notice or passage of time or both, would constitute a material breach of or default under), or will result in the termination of, or accelerate the performance required by, or result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the assets of Purchaser under, any material contract, commitment, understanding, agreement, arrangement or restriction of any kind or character to which Purchaser is a party or by which Purchaser or any of its assets are bound, or (c) violates in any material respect any statute, law, regulation or rule, or any judgment, decree, order, writ or injunction of any Governmental Body applicable to Purchaser or any of its assets.

5.4           Sufficiency of Funds. At Closing, Purchaser has funds sufficient to consummate the transactions contemplated hereby.

5.5           Disclaimer. PURCHASER HAS MADE SUCH INDEPENDENT INSPECTIONS, ESTIMATES, COMPUTATIONS, REPORTS, STUDIES, AND EVALUATIONS OF THE PIPELINE SYSTEM AS IT DESIRED AND HAS SATISFIED ITSELF PRIOR TO THE CLOSING WITH RESPECT TO THE CONDITION OF THE PIPELINE SYSTEM. PURCHASER FURTHER ACKNOWLEDGES THAT SELLER HAS NOT MADE AND IS NOT MAKING ANY REPRESENTATION OR WARRANTY CONCERNING THE PRESENT OR FUTURE VALUE OF THE POSSIBLE INCOME, COSTS OR PROFITS IF ANY, TO BE DERIVED FROM THE PIPELINE SYSTEM.

FURTHERMORE, PURCHASER ACKNOWLEDGES THAT THE PIPELINE SYSTEM HAS BEEN USED PRIOR TO THE CLOSING FOR THE TRANSPORTATION OF CARBON DIOXIDE. PURCHASER ACKNOWLEDGES THAT (A) IT HAS HAD ACCESS TO AND AN OPPORTUNITY TO INSPECT THE PIPELINE SYSTEM FOR ALL PURPOSES, INCLUDING, WITHOUT LIMITATION, FOR THE PURPOSES OF DETECTING THE PRESENCE OF HAZARDOUS OR TOXIC SUBSTANCES, ENVIRONMENTAL HAZARDS AS OTHER CONTAMINATION OR POLLUTION, (B) IT HAS SATISFIED ITSELF AS TO THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE PIPELINE SYSTEM AND (C) IN MAKING THE DECISION TO ENTER INTO THIS AGREEMENT AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY, PURCHASER HAS RELIED SOLELY ON ITS OWN INDEPENDENT INVESTIGATION OF THE PIPELINE SYSTEM, THE RECORDS AND ENVIRONMENTAL REPORTS RELATED THERETO AND THE EXPRESS REPRESENTATIONS, WARRANTIES AND COVENANTS AND AGREEMENTS OF SELLER IN THIS AGREEMENT.

NOTWITHSTANDING THE FOREGOING, PURCHASER AND SELLER ACKNOWLEDGE AND AGREE THAT NOTHING CONTAINED IN THIS SECTION 5.5 SHALL LIMIT THE SELLER’S INDEMNIFICATION OBLIGATIONS PROVIDED IN ARTICLE VII OF THIS AGREEMENT OR THE ALLOCATION OF THE ASSUMED LIABILITIES AND THE EXCLUDED LIABILITIES PROVIDED FOR UNDER THIS AGREEMENT.

5.6           Evaluation by Purchaser.           By reason of Purchaser’s Knowledge and experience in the evaluation, acquisition and operation of similar properties, Purchaser has evaluated the merits and risks of purchasing the Pipeline System and has formed an opinion based solely upon Purchaser’s Knowledge and experience and upon Seller’s representations and warranties set forth in Article IV hereof and Seller’s and Purchaser’s other agreements contained herein and not upon any other representations or warranties made by Seller or any of its representatives.

5.7           Fairness Opinion.   Purchaser represents that the Audit Committee of the Board of Directors of the general partner of Genesis MLP has received the opinion of Credit Suisse Securities (USA) LLC to the effect that, as of the date of such opinion, (i) the Purchase Price provided for under this Agreement and (ii) the  Consideration  as defined in and provided for under the  Closing Agreement by and between Denbury Onshore, LLC and Genesis NEJD Pipeline, LLC , in the aggregate, is fair, from a financial point of view, to Genesis MLP.

5.8           Compliance with Laws.  Purchaser shall promptly obtain, or have transferred to its name, and maintain all permits or consents required by public or private parties in connection with the Pipeline System purchased.

5.9           Disclosure.  The representations and warranties contained in this Article V do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article V not misleading.  To the Purchaser’s Knowledge, there is no fact that has not been disclosed in this Agreement, that has or could be reasonably expected to impair the ability of Purchaser to perform this Agreement, any undertaking herein or the transactions contemplated hereby.

ARTICLE VI.
OTHER AGREEMENTS AND OBLIGATIONS OF THE PARTIES

6.1           Assignments Requiring Consents, Preferential Purchase Rights.

(a)           Exhibit 3.5(a)(xi)-(1) sets forth all consents of any third-party required in connection with the assignment of any rights of Seller under Rights of Way, including Environmental Permits or any occupational health or safety laws, licenses, franchises or any other assets comprising a part of the Pipeline System (the “Required Consents”).  All Required Consents that have not been obtained as of the Closing Date are set forth on Exhibit 3.5(a)(xi)-(2) (the “Outstanding Consents”). Seller shall, subject to the terms of this Section 6.1, use commercially reasonable efforts to obtain all Outstanding Consents within a reasonable time following Closing. The refusal of any third-party (other than an Affiliate of Seller) to give any Outstanding Consent or the fact or claim that the attempted assignment of any rights by Seller is ineffective because of the failure to obtain any Outstanding Consent shall not constitute a breach of any of the representations, warranties or covenants of Seller hereunder, including, without limitation, the representation and warranty in Section 4.3(b), provided that Seller complies with this Section 6.1, and further assists Purchaser in making or seeking alternative arrangements (including, but not limited to, granting right-of-way licenses to Purchaser). Purchaser also agrees that it shall have no claim against Seller based upon any failure to obtain any Outstanding Consent (provided that Seller shall otherwise comply with the terms of this Agreement, including this Section 6.1).

(b)           In each instance where an Outstanding Consent has not been obtained as of the Closing, Seller shall, for no additional consideration, to the extent permitted by Applicable Law or the terms of the applicable contract, enter into such alternative arrangements and agreements with Purchaser as may be appropriate in order to permit Purchaser to realize, receive, and enjoy substantially similar rights and benefits and to enable Purchaser to conduct the operation of the Pipeline System until such consents are obtained.  If, after the exercise of efforts consistent with the standard set forth in clause (a) immediately above, any such Outstanding Consents are not obtained, to the extent permitted by Applicable Law or the terms of the applicable contract, Seller shall cooperate with Purchaser in any reasonable efforts of Purchaser to provide for alternative arrangements (including, but not limited to, the obtaining by Purchaser of new right-of-way licenses) designed to provide for the benefit of Purchaser any and all rights of Seller in and to such right-of-way grant. To the extent an assignment of a right-of-way grant is prohibited by law or otherwise, nothing herein shall constitute or be construed as an attempt of an assignment thereof.

(c)           Notwithstanding anything to the contrary stated in this Section 6.1, Purchaser assumes the risk of any transfer restrictions or renegotiation requirements associated with, or the expiration of, any Rights of Way, Permits, franchises, Contracts or other agreements applicable to the Pipeline System.

6.2           No Solicitation of Employees.  For a period of one (1) year following the Closing, Purchaser will not, without Seller’s prior written consent, directly or indirectly, (i) cause or attempt to cause any employee of Seller to terminate his or her employment relationship with Seller, (ii) interfere or attempt to interfere with the relationship between the Seller and any employee of Seller, or (iii) solicit or attempt to solicit any employee of Seller; provided, however, that the restrictions set forth in this Section 6.2 shall not be applicable with respect to any employee who is terminated by Seller after the Closing or who is solicited by Purchaser with the written consent of Seller.

6.3           Incidental Contamination.  Purchaser acknowledges that the Pipeline System may contain Naturally Occurring Radioactive Material ("NORM") in various potential forms.  Purchaser also expressly understands that special procedures may be required for the remediation, removal, transportation and disposal of NORM from the inside or outside of the piping, equipment and other personal property included of the Pipeline System.  Notwithstanding any contrary provision or definition contained herein, in connection with these substances affixed to the inside or outside of the piping, equipment and other personal property included of the Pipeline System, Purchaser expressly assumes all liability for or in connection with the future abandonment and removal of the pipelines, tanks, equipment and other personal property included in the Pipeline System and the assessment, remediation, removal, transportation and disposal of any such pipelines, equipment and personal property and associated activities in accordance with all relevant rules, regulation and requirements of governmental authorities.

6.4           Document Retention.

(a)           Within 60 days after Closing, Seller shall turn over to Purchaser at Seller’s offices copies of the following types of records and information relating to the Pipeline System, in each case to the extent same are reasonably necessary for the ownership of the Pipeline System by Purchaser: studies, analyses, as-built drawings, blueprints, plans, constructions, specifications, surveys, reports, diagrams, and repair records related to the Pipeline System.  Seller and Purchaser agree to cooperate with each other and act in good faith in connection with the turnover of records and information pursuant to this Section 6.4.

(b)           Seller and Purchaser agree that documents and materials relating to the Pipeline System held by either Party shall be open for inspection by the other Party at reasonable times and upon reasonable notice during regular business hours for such period following the Closing Date as may be required by law or governmental regulation, and that the other Party may during such period at its expense make such copies thereof as it may reasonably request.

(c)           From and after the Closing Date, Seller and Purchaser shall use their reasonable efforts to afford the other access to its employees who are familiar with the operations of the Pipeline System for proper corporate purposes, including, without limitation, the defense of legal proceedings. Such access may include interviews or attendance at depositions or legal proceedings; provided, however, that in any event all expenses (including wages and salaries) reasonably incurred by either Party in connection with this Section 6.4(c) shall be paid or promptly reimbursed by the Party requesting such services.

6.5           Further Assurances.  Upon the request of Seller, Purchaser agrees to execute and deliver mutually agreeable, specific assumption agreements with respect to the obligations and liabilities assumed by Purchaser pursuant to this Agreement.  Each Party agrees to comply with all notice or other requirements necessary or required by Applicable Laws in connection with the transactions contemplated by this Agreement and Purchaser’s assumption of obligations and liabilities hereunder.

ARTICLE VII.
SURVIVAL OF OBLIGATIONS; INDEMNIFICATION

7.1           Survival of Obligations.  The representations, warranties, covenants and agreements of the Parties contained in this Agreement shall survive the Closing and claims may be asserted with respect thereto to the extent permitted by this Article VII.

7.2           Indemnification by Seller.

(a)           Subject to Section 7.5 below, Seller hereby agrees to indemnify and hold Purchaser, its Affiliates and each of their respective directors, officers, employees, Affiliates, contractors, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against:

(i)           any and all losses, liabilities, obligations, damages, actions, suits, proceedings, investigations, complaints, claims, demands, assessments, judgments, penalties, fines, costs, expenses and fees (including court costs and attorneys’ fees and expenses), but subject to Section 7.7 below (individually, a “Loss” and, collectively, “Losses”) to the extent based upon or arising from or out of:

(A)         any breach of the representations, warranties, covenants or agreements made by Seller or its Affiliates in this Agreement, the Ancillary Agreements or in the Conveyance Agreements; or

(B)          any Excluded Liabilities.

(ii)           any and all Environmental Costs and Liabilities to the extent based upon or arising from or out of any condition first existing prior to the Closing Date, or act or omission by Seller or any of its Affiliates on or prior to the Closing Date with respect to the Pipeline System, or Seller’s (or its Affiliates’) use, ownership, occupancy, operation or maintenance thereof.  To the extent that any Losses are also Environmental Costs and Liabilities, Seller’s only indemnification obligation regarding such Losses will be under this Section 7.2(a)(ii).

(iii)          To the extent covered by an indemnification obligation in this Agreement, Losses and Environmental Costs and Liabilities, are individually referred to herein as a “Covered Loss” and collectively referred to herein as “Covered Losses.”

(b)           Purchaser acknowledges and agrees that Seller shall not have any liability under any provision of this Agreement for any Covered Loss pursuant to Section 7.2 to the extent that such Covered Loss results from action or omission by Purchaser determined by final, non-appealable order to constitute gross negligence or willful misconduct of Purchaser after the Closing Date.  Without in any manner limiting Seller’s indemnification obligations in this Article VII, Purchaser shall take and cause its Affiliates to take all reasonable steps to mitigate any Covered Loss with respect to which indemnification is provided to Purchaser by Seller under this Section 7.2 upon becoming aware of any condition or event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to any Covered Loss.

7.3           Indemnification by Purchaser.

(a)           Subject to Section 7.5, Purchaser hereby agrees to indemnify and hold Seller, its Affiliates and each of their respective directors, officers, employees, Affiliates, contractors, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against:

(i)           any and all Losses to the extent based upon or arising from or out of:

(A)         any breach of the representations, warranties, covenants or agreements made by Purchaser or its Affiliates in this Agreement, the Ancillary Agreements or the Conveyance Agreements; or

(B)          any Assumed Liabilities.

(ii)           any and all Environmental Costs and Liabilities to the extent based upon or arising from or out of any condition first existing after the Closing Date, or act or omission by Purchaser or any of its Affiliates after the Closing Date with respect to the Pipeline System, or Purchaser’s (or its Affiliates’) use, ownership, occupancy, operation or maintenance thereof.  To the extent that any Losses are also Environmental Costs and Liabilities, Purchaser’s only indemnification obligation regarding such Losses will be under this Section 7.3(a)(ii).

(b)           Seller acknowledges and agrees that Purchaser shall not have any liability under any provision of this Agreement for any Covered Loss pursuant to Section 0 to the extent that such Covered Loss results from action or omission by Seller determined by final, non-appealable order to constitute gross negligence or willful misconduct of Seller after the Closing Date.  Without in any manner limiting Purchaser’s indemnification obligations in this Article VII, Seller shall take and cause its Affiliates to take all reasonable steps to mitigate any Covered Loss with respect to which indemnification is provided to Seller by Purchaser under this Section 7.3 upon becoming aware of any condition or event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to any such Covered Loss.

7.4           Indemnification Procedures.

(a)           In the event that any claims shall be instituted or asserted by any Person in respect of which indemnification may be sought under Section 7.2 or 7.3 hereof, regardless of the limitations set forth in Section 7.5 (an “Indemnifiable Claim”), the indemnified party shall reasonably and promptly cause notice of such Indemnifiable Claim of which it has knowledge to be forwarded to the indemnifying party, provided, however, that the omission to so notify such indemnifying party shall not relieve such indemnifying party from any liability which such indemnifying party may have to the indemnified party unless it is determined by non-appealable, final order that such indemnifying party is materially prejudiced in its defense by reason of such delay.  The indemnifying party shall have the right, at its sole option and expense, and using counsel of its choice, which must be reasonably satisfactory to the indemnified party, to elect to defend against, negotiate, settle or otherwise deal with any such Indemnifiable Claim, subject to the limitations set forth in this Section 7.4.  The indemnifying party shall within thirty (30) days (or sooner, if the nature of the Indemnifiable Claim so requires) of receiving notice thereof from the indemnified party, notify the indemnified party whether or not it elects to defend against, negotiate, settle or otherwise deal with any such Indemnifiable Claim.  If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Indemnifiable Claim, or if the indemnifying party fails to notify the indemnified party within thirty (30) days (or sooner, if the nature of the Indemnifiable Claim so requires) whether or not it so elects, the indemnified party may defend against, negotiate, settle or otherwise deal with such Indemnifiable Claim.  If the indemnifying party does elect to defend against, negotiate, settle or otherwise deal with any such Indemnifiable Claim, the indemnified party may participate, at his or its own expense, in dealing with such Indemnifiable Claim; provided, however, that such indemnified party shall be entitled to so participate with separate counsel at the expense of the indemnifying party, and further provided, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Indemnifiable Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement, or otherwise dealing with, any such Indemnifiable Claim.  Notwithstanding anything in this Section 7.4 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any Indemnifiable Claim, or permit a default judgment or consent to entry of any judgment with respect to such Indemnifiable Claim, unless the claimant and such party provide to such other party an unqualified release from all liability in respect of the Indemnifiable Claim.  If the indemnifying party makes any payment on any Indemnifiable Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other rights of the indemnified party with respect to such Indemnifiable Claim.

7.5           Certain Limitations on Indemnification.

(a)           Notwithstanding anything herein to the contrary, in order to be entitled to indemnification (i) under Sections 7.2(a)(i)(A) or 7.3(a)(i)(A), a Party must give written notice (providing reasonable detail) to the other Party of any such Covered Loss with respect to which it seeks indemnification prior to the expiration of the fifth (5th) anniversary of the Closing Date (the “Fifth Anniversary”), (ii) with respect to all other Covered Losses, a Party must give written notice (providing reasonable detail) to the other Party of any such Covered Loss with respect to which it seeks indemnification at any time following the Closing Date.  Except as provided above, any right to indemnification under Sections 7.2(a)(i)(A) or 7.3(a)(i)(A) for a Covered Loss of which notice is not given by a Party on or prior to the Fifth Anniversary will be irrevocably and unconditionally released and waived.

(b)           Notwithstanding any other provision of this Article VII, neither Seller nor Purchaser shall have any indemnification obligations for Covered Losses under Sections 7.2(a)(i)(A) or 7.3(a)(i)(A), (i) for any individual Covered Loss in an amount less than $50,000 and (ii) in respect of each individual Covered Loss in an amount equal to or greater than $50,000, unless the aggregate amount of all such Covered Losses exceeds $250,000   In no event shall the aggregate indemnification to be paid by Seller under Section 7.2(a)(i)(A) exceed $15,000,000.  In no event shall the aggregate indemnification to be paid by Purchaser under Section 7.3(a)(i)(A) exceed $15,000,000.

(c)           No representation or warranty of Seller contained herein shall be deemed untrue or incorrect, and Seller shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event of which is disclosed in response to another representation or warranty contained in this Agreement.

(d)           ALL RELEASES, DISCLAIMERS, LIMITATIONS ON LIABILITY, AND INDEMNITIES IN THIS AGREEMENT, INCLUDING THOSE IN THIS ARTICLE VII SHALL APPLY EVEN IN THE EVENT OF THE SOLE, JOINT AND/OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR FAULT OF THE PARTY WHOSE LIABILITY IS RELEASED, DISCLAIMED, LIMITED OR INDEMNIFIED.

7.6           Tax Treatment of Indemnity Payments. Seller and Purchaser agree to treat any indemnity payment made pursuant to this Article VII as an adjustment to the Purchase Price for federal, state and local income tax purposes.

7.7           No Consequential Damages.  Notwithstanding anything to the contrary elsewhere in this Agreement, no Party shall, in any event, be liable to any other Party or such other Party’s Related Indemnified Parties (the Seller’s Related Indemnified Parties are the Persons other than Seller included in the Seller Indemnified Parties and the Purchaser’s Related Indemnified Parties are the Person’s other that Purchaser included in the Purchaser Indemnified Parties) for any consequential, incidental, indirect, special or punitive damages of such other Party or such other Party’s Related Indemnified Parties, including loss of future revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to the breach or alleged breach hereof; provided, however, that a Party may be liable to the other Party or such other Party’s Related Indemnified Parties for consequential, incidental, indirect, special or punitive damages (including loss of future revenue, income or profits, diminution in value or loss of business reputation or opportunity relating to the breach or alleged breach hereof) paid by such other Party or such other Party’s Related Indemnified Parties to a third party which are part of a Covered Loss with respect for which indemnification is provided under this Article VII.

7.8           Exclusive Remedy.  The sole and exclusive remedy for any breach or inaccuracy, or alleged breach or inaccuracy, of any representation or warranty in this Agreement or any covenant or agreement to be performed on or after the Closing Date or otherwise related to this transaction, shall be indemnification in accordance with this Article VII or any other express indemnification provisions in this Agreement. In furtherance of the foregoing, the parties hereby waive, to the fullest extent permitted by applicable law, any and all other rights, claims and causes of action (including rights of contribution under Environmental Laws or otherwise, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against Seller or Purchaser, as the case may be, arising under or based upon any federal, state or local law (including any such Environmental Law relating to environmental matters or arising under or based upon any securities law, common law or otherwise).

ARTICLE VIII.
TAXES -PRORATIONS AND ADJUSTMENTS

8.1           Proration.  At Closing, Purchaser and Seller have entered into a Proration Agreement, substantially the form attached hereto as Exhibit 3.5(a)(xiii) which agreement includes without limitation, a mechanism to reconcile the payment obligations for Pipeline System Taxes, fees and other costs relating to the Pipeline System as follows:

(a)           All Pipeline System Taxes for a period that straddles (i.e. that begins before and ends after) the Closing Date (hereinafter referred to as a “Straddle Period”) shall be prorated between Purchaser and Seller as of the Closing Date based upon the number of days during the applicable Straddle Period each party owned the Pipeline System, with the Purchaser being treated as the owner on the Closing Date.  For purposes of this Agreement, Pipeline System Taxes shall be prorated between Purchaser and Seller as of the Closing Date regardless of when such Pipeline System Taxes are actually billed and payable.  At Closing, Seller’s pro rata portion of any unpaid Pipeline System Taxes for a Straddle Period shall be deducted from the Purchase Price to be paid to Seller.  At Closing, Purchaser’s pro rata portion of any Pipeline System Taxes for a Straddle Period that have been previously paid by Seller shall be added to the Purchase Price to be paid by Purchaser to Seller.  Purchaser shall actually pay to the taxing authority all Pipeline System Taxes for Straddle Periods which are payable after the Closing Date.  Notwithstanding anything in this Agreement to the contrary, no further adjustment shall be made for any Pipeline System Taxes for a Straddle Period which are payable after the Closing Date, and Purchaser hereby agrees to assume the payment of all such Pipeline System Taxes effective upon Closing Date.

(b)           All refunds, credits, debits and liabilities for taxes attributable to the Seller’s interest in the Pipeline System for periods prior to Closing Date shall be the sole property and entitlement or detriment of Seller, and to the extent received or incurred by Purchaser after the Closing Date, Purchaser shall fully disclose, account for, and except as otherwise provided for herein, remit same to or receive same from Seller promptly.  Seller and Purchaser shall furnish each other with such documents and other records as shall be reasonably requested in order to confirm all proration calculations.

(c)           All (i) amounts of rents and charges for water, sewer, telephone, electricity, and other utilities and fuel, (ii) amounts of annual permits and/or annual inspection fees, and (iii) other such amounts and charges that are normally subject to pro ration between a purchaser and a seller of real or personal property interests such as rents, fees and other amounts paid by or to a seller under any lease, other contract or arrangement covering the Pipeline System, that are applicable to a Straddle Period (collectively “Proratable Amounts”) shall be prorated between Purchaser and Seller as of the Closing Date based on the number of days of the applicable Straddle Period during which each party owned the Pipeline System, with the Purchaser being treated as the owner on the Closing Date.  Such Proratable Amounts shall be prorated between Purchaser and Seller as of the Closing Date regardless of when such amounts are actually billed and payable.  At Closing, Seller’s pro rata portion of any such Proratable Amounts shall be deducted from the Purchase Price to be paid to Seller.  At Closing Purchaser’s pro rata portion of any such Proratable Amounts that have been previously paid by Seller shall be added to the Purchase Price to be paid by Purchaser to Seller.  Purchaser shall actually pay to the applicable party all such Proratable Amounts which are payable after the Closing Date.  Notwithstanding anything in this Agreement to the contrary, no further adjustment shall be made for any such Proratable Amounts which are payable after the Closing Date, and Purchaser hereby agrees to assume the payment of all such Proratable Amounts effective upon the Closing Date.

8.2           Sales Taxes.  The Purchase Price provided for hereunder assumes that no sales, use, transfer or similar taxes are required to be paid to any state or other taxing authority in connection with the sale and transfer of property pursuant to this Agreement (including without limitation documentary transfer taxes, realty transfer taxes and charges or fees with respect to the transfer of real property or to the recordation of the documents necessary for the transfer of real property that may be required for the transfer of property from Seller to Purchaser). However, in the event any Governmental Body deems any such tax, fee or levy imposed on or assessed against the transfer of the Pipeline System to Purchaser under this Agreement, Purchaser shall be liable and responsible for timely payment thereof and shall indemnify and hold Seller harmless with respect to the payment of any such taxes, fees or levies, including any interest or penalties assessed thereon.  Purchaser shall also pay all fees for recording all instruments of conveyance or applications for permits or licenses or the transfer thereof relating to the transfer of the interests included in the Pipeline System.

8.3           Cooperation. Each Party shall provide the other Party with reasonable access to all relevant documents, data and other information which may be required by the other Party for the purpose of preparing tax returns and responding to any audit by any taxing jurisdiction. Each Party shall cooperate with all reasonable requests of the other Party made in connection with determining or contesting tax liabilities attributable to the Pipeline System.  Notwithstanding anything to the contrary contained in this Agreement, neither Party to this Agreement shall be required at any time to disclose to the other Party any tax returns or other confidential tax information.

8.4           Payables.  Notwithstanding the Closing and except to the extent covered by Sections 8.1 through 8.2, all of the accounts payable due to third parties by Seller based upon its ownership or operation of the Pipeline System through the Closing Date shall be paid and borne by Seller.

ARTICLE IX.
DISPUTE RESOLUTION

9.1           Dispute Resolution.  In the event of a dispute between the parties as to any matter arising under this Agreement, such dispute shall be resolved in accordance with the dispute resolution provisions described in Exhibit D attached hereto and incorporated herein by reference for all purposes.

ARTICLE X.
MISCELLANEOUS

10.1           No Brokers.  Each Party represents and warrants to the other that there are no claims for brokerage commissions or finders’ fees or other like payments owed by such Party to another Person in connection with the transactions contemplated by this Agreement. Each Party will pay or discharge, and will indemnify and hold harmless the other from and against, any and all claims for brokerage commissions or finders’ fees incurred by reason of any action taken by such indemnifying Party.

10.2           Expenses. Except as otherwise provided herein, each Party will pay all fees and expenses incurred by it in connection with this Agreement and the consummation of the transactions contemplated hereby.

10.3           Further Assurances.  Each Party will from time to time after the Closing and without further consideration, upon the request of the other Party, execute and deliver such documents and take such actions as the other Party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

10.4           Assignment; Parties in Interest.  This Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties; provided that neither Party may transfer or assign any of its rights or obligations hereunder or any interest herein without the prior written consent of the other Party; and provided further that the assignment by Seller of its rights under this Agreement in the circumstances provided below shall be a permitted assignment for the purposes of this Section 10.4 provided that no such assignment will relieve the assigning Party of its obligations hereunder: by Seller, to an Affiliate of Seller provided that Denbury Resources Inc. executes and delivers an unconditional guarantee of the payment obligations of such assignee relating to this Agreement, in favor of Purchaser, in substantially the same form as the Guaranty Agreement.

10.5           Entire Agreement; Amendments.  This Agreement, including the exhibits and any agreements delivered pursuant hereto, contains the entire understanding of the Parties with respect to the sale of the Pipeline System. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein or therein. This Agreement and such other agreements supersede all prior agreements and undertakings between the Parties with respect to the sale of the Pipeline System, except to the extent any such prior agreement is specifically referred to herein or therein. This Agreement may be amended or modified only by a written instrument duly executed by each of the Parties. Unless otherwise provided herein, any condition to a Party’s obligations hereunder may be waived only in writing by such Party.

10.6           Severability.  In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision(s) had never been contained herein.

10.7           Interpretation.  The article and section headings are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.8           Notices.  Notices and other communications provided for herein shall be in writing (which shall include notice by telex or facsimile machine with answer back capability) and shall be delivered or mailed (or if by telex, graphic scanning or other facsimile communications equipment of the sending Party hereto, delivered by such equipment provided that such delivery is made during normal business hours), addressed as follows:

(a)           If to Purchaser:

c/o Genesis Energy, L.P.
500 Dallas, Suite 2500
Houston, Texas 77002
Fax No.: (713) 860-2640
Attention:  Joseph A. Blount, President & Chief Operating Officer

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana Street
44th Floor
Fax No.: (713) 236-0822
Attention:  J. Vincent Kendrick, Esq.

(b)           If to Seller:

c/o Denbury Resources Inc.
5100 Tennyson Parkway, Suite 1200
Plano, Texas 75024
Fax No.: (972) 673-2150
Attention: Phil Rykhoek, Chief Financial Officer

with a copy (which shall not constitute notice) to:

Baker & Hostetler LLP
1000 Louisiana, Suite 2000
Houston, Texas 77002
Fax No.: (713) 751-1717
Attention: Donald W. Brodsky, Esq.

or to such other address as the Person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth above. Any notice shall not be deemed to have been given to any Party until actually received by such Party.

10.9           Waiver of Rescission.  Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of either Party after the consummation of the Closing to rescind this Agreement or any of the transactions contemplated hereby.

10.10         Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas, without regard to any conflict of law rules that would direct application of the laws of another jurisdiction, except to the extent that it is mandatory that the law of some other jurisdiction, wherein the Pipeline System is located, shall apply.

10.11         Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.

10.12         Exhibits. All Exhibits attached hereto are hereby made a part of this Agreement and incorporated herein by this reference. Any terms used but not defined in the Exhibits shall have the meanings assigned to such terms in this Agreement.

10.13         No Third-Party Beneficiary. Except as expressly provided herein, this Agreement is not intended to create nor shall it be construed to create, any rights in any third party beneficiaries.

10.14         Use of Seller’s Name.  As soon as practicable after Closing, Purchaser shall cease to use and shall remove or cause to be removed the names and marks used by Seller and all variations and derivatives thereof and logos relating thereto, and any information regarding Seller, from the Pipeline System and shall not thereafter make any use whatsoever of such names, marks and logos, or information regarding Seller, whether as identification for the Pipeline System or in connection with documentation and correspondence relating thereto, except as may be necessary to complete the transfer of the Pipeline System and any consents related thereto. In the event Purchaser has not completed such removal within 180 days after Closing, Seller shall have the right but not the obligation to cause such removal and Purchaser shall reimburse Seller for any costs or expenses incurred by Seller in connection therewith.

10.15         Conflict with Conveyance Agreements. Seller and Purchaser acknowledge and agree that in the event of any conflict or inconsistency between the terms and provisions of this Agreement and the terms and provisions of the Conveyance Agreements, the terms and provisions of this Agreement shall control.

10.16         Denbury Guaranty.  Simultaneously with the execution of this Agreement, Denbury Resources Inc. is executing and delivering for the benefit of Purchaser a Guaranty Agreement that unconditionally and irrevocably guarantees the payment obligations of Seller under this Agreement.

10.17         Tax Opinion to Genesis MLP and Genesis Energy, Inc.  Simultaneously with the execution of this Agreement, tax counsel to Purchaser is rendering and delivering a tax opinion to Genesis MLP and Genesis Energy, Inc. with respect to certain tax matters, and furthermore, tax counsel to Purchaser shall deliver the background memorandum to Genesis MLP and Genesis Energy, Inc. supporting such tax opinion within thirty (30) days following the Closing Date.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth in the first paragraph hereof.

SELLER:

DENBURY ONSHORE, LLC

	By:	/s/ Phil Rykhoek
	Name:	Phil Rykhoek
	Title:	Senior Vice President and Chief Financial Officer

PURCHASER:

GENESIS FREE STATE PIPELINE, LLC

	By:	/s/ Ross A. Benavides
	Name:	Ross A. Benavides
	Title:	Chief Financial Officer